SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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FORTUNE NATURAL RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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515 W. Greens Road, Suite 720
Houston, Texas 77067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

          The Annual Meeting of the stockholders of Fortune Natural Resources Corporation will be held at 8:30 a.m. on Tuesday, June 19, 2001, at the offices of the Company, located at the address listed above. The purposes of the meeting are:

  To elect two members of the Board of Directors;

  To ratify the selection of Grant Thornton LLP as independent auditors for the fiscal year ending December 31, 2001; and

  To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record as of May 4, 2001 will be entitled to receive notice of, and to vote at, the meeting.

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. SHOULD YOU CHOOSE TO CAST YOUR VOTE IN PERSON, YOUR PROXY VOTE WILL NOT BE COUNTED.

        The Annual Report of Fortune Natural Resources Corporation for the year ended December 31, 2000 is being mailed to stockholders with this notice of meeting.

By order of the Board of Directors,

Dean W. Drulias Secretary

Houston, Texas
May 11, 2001

FORTUNE NATURAL RESOURCES CORPORATION
515 W. Greens Road, Suite 720
Houston, Texas 77067

PROXY STATEMENT

        The Board of Directors of Fortune Natural Resources Corporation hereby solicits your proxy for use in connection with the annual meeting of stockholders to be held on June 19, 2001. This proxy statement and accompanying proxy card are being mailed to the stockholders of the Company on or about May 11, 2001.

        You have the power to revoke your proxy at any time before it is voted. Your proxy may be revoked by filing a written notice of revocation, or a duly executed proxy bearing a later date, with the Secretary of the Company at our principal executive offices. The powers of the proxy holders will be suspended if you are present at the meeting and elect to vote in person. If your proxy is neither revoked nor suspended, it will be voted by the proxy holders.

        Only stockholders of record at the close of business on May 4, 2001 are eligible to vote at the annual meeting in person or by proxy. The only class of stock of the Company eligible to vote is the $0.01 par value common stock. As of March 31, 2001, there were 40,000,000 shares authorized, of which 16,462,579 shares were issued and outstanding. Each share of common stock entitles the holder to one vote.

ELECTION OF DIRECTORS

        The directors of the Company are divided into three classes. The directors in each class hold office for staggered terms of three years each. The by-laws of the Company provide for a Board of Directors of not less than three members, and also provide that the terms of the members of the board shall be staggered so that approximately onethird of its members shall be elected annually. The number of directors comprising the Company’s board is currently set at seven, with two vacancies which the board has elected to leave unfilled at present. Two directors appointed by the board to fill vacancies who are standing for election and the three directors whose terms do not expire this year are listed on the following pages.

Voting Rights

        Each stockholder is entitled to one vote for each share held of record on the record date on all matters being voted on at the annual meeting. Stockholders will not be entitled to cumulative voting in the election of directors at this meeting. Directors will be elected by a simple majority vote of the shares present and voting at the meeting.

        If your proxy card is duly executed and returned, it will be voted in accordance with the instructions on the proxy card. If no instructions are given, it will be voted in favor of the nominees listed in the following table. The board has been informed that these nominees are willing to serve, but if either or both should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as they, in their discretion, may choose. The board has no reason to believe that either nominee will be unable or unwilling to serve. Certain information regarding the nominees and the continuing directors is set forth in the following table:

                                                                                DIRECTOR
          NAME            AGE    PRINCIPAL POSITIONS WITH THE COMPANY            SINCE
          ----            ---    ------------------------------------           --------

            NOMINEE FOR DIRECTOR FOR TERM TO EXPIRE IN 2002

Martin Lacoff...........  53     Director                                         2000

            NOMINEE FOR DIRECTOR FOR TERM TO EXPIRE IN 2004

John E. McConnaughy, Jr.  71     Director                                         2000

            CONTINUING DIRECTOR WHOSE TERM EXPIRES IN 2002

Barry Feiner............  67     Director                                         1995

            CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2003

Tyrone J. Fairbanks.....  44     President, Chief Executive Officer
                                 and Director                                     1991
Dean W. Drulias.........  54     Executive Vice President, General Counsel,
                                 Corporate Secretary and Director                 1990

         Martin Lacoff is the President of Capital Markets Legal Consulting, Inc., a position he has held since founding the company in 1980. Mr. Lacoff served as President and Vice-chairman of Walker Energy Partners, which became Texas Meridian Resources Corporation and ultimately Meridian Resources Corporation. Prior to that, Mr. Lacoff was the President and Chairman of both LaClare Petroleum, Inc. and LaClare Securities, Inc. Mr. Lacoff currently serves on the board of directors of several private companies, none of which are affiliated with the energy industry. Mr. Lacoff received a B.S. degree in engineering from Rensselaer Polytechnic Institute and an M.B.A. in finance from the William E. Simon Graduate School of Business Administration at the University of Rochester. Mr. Lacoff is a member of the board's Audit Committee.

        John E. McConnaughy, Jr. is Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company which he founded in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and CEO of Peabody International Corp. and Chairman and CEO of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy served as Chairman of Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 in January 1999, and currently serves on the boards of five other public companies (Wave Systems, Inc., Mego Financial Corp., Riddell Sports, Inc., Levcor International, Inc., and DeVlieg Bullard, Inc.), and one private company (PetsChoice, Ltd.). He also serves on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and as Chairman of the Board for the Harlem School of the Arts. Mr. McConnaughy holds a B.A. of Economics from Denison University and an M.B.A. in Marketing and Finance from Harvard's Graduate School of Business Administration. Mr. McConnaughy chairs the board's Audit Committee and is also a member of its Compensation Committee.

        Barry Feiner is an attorney licensed to practice in the State of New York. He has been engaged in the private practice of law in New York City since 1965 concentrating primarily in the areas of corporate and securities law. Mr. Feiner chairs the board's Compensation Committee and is a member of the Audit Committee.

        Tyrone J. Fairbanks serves as President and Chief Executive Officer of Fortune. Mr. Fairbanks served as Vice President and Chief Financial Officer of Fortune from January 1991 to June 1994. Prior to joining Fortune, Mr. Fairbanks served as President, Chief Executive Officer and Director of Fairbanks & Haas, Inc., an oil and gas exploration, production, acquisition and operations company located in Ventura, California that he co-founded in 1987. Mr. Fairbanks currently serves on the board of directors of several private organizations, none of which are affiliated with the energy industry.

        Mr. Drulias joined the Company in October 1996 as Executive Vice President and General Counsel. Prior to that time, he was a stockholder of and a practicing attorney at the law firm of Burris, Drulias & Gartenberg, a Professional Corporation, which served as counsel to the Company from 1987 through 1996. He practiced law in the Los Angeles area from 1977 to 1996, specializing in the areas of energy, environmental and real property law. Mr. Drulias is a member of the State Bars of California and Texas and serves on the board’s Compensation Committee.

        Members of the Board of Directors who are not members of management receive $2,500 per quarter as directors’ fees and are reimbursed for expenses incurred in connection with attendance at meetings. Members of the board’s Audit Committee receive an additional $500 per quarter. Directors may chose to receive their fees in either cash or shares of the Company’s stock.

        The Company is not aware of any family relationship between any directors or executive officers of the Company. The Board of Directors met seven times during 2000. No director attended fewer than 75% of the meetings of the Board. The Compensation Committee of the Board met three times and the Audit Committee of the Board met four times in 2000; all current board members were in attendance at each of the meetings of their respective committees except Mr. Drulias, who attended two of the Compensation Committee meetings, and Messrs. Lacoff and McConnaughy, who each attended two of the three Audit Committee meetings held subsequent to their appointment to the Board.

        Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such forms which they file. To the best of the Company’s knowledge, all such forms were filed in a timely manner.

PRINCIPAL STOCKHOLDERS

        The following table contains information, as of April 10, 2001, relating to the beneficial ownership of common stock and securities convertible into common stock of the Company by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of such common stock and securities, by each officer and director, and by all officers and directors as a group.

                                                               Amount and Nature        Percent
      Name                                                  of Beneficial Ownership    of Class
   -------------------------------------------------------  -----------------------    --------

   Barry Blank
     5353 N. 16th St., Phoenix, AZ (1)                              2,670,088             14.1%
   Renaissance Capital Growth
     8080 N. Central Expressway, #210, Dallas, TX 75206 (2)         1,522,394              9.1%
   Renaissance US Growth and Income
     8080 N. Central Expressway, #210, Dallas, TX 75206 (2)         1,522,394              9.1%
   Dean W. Drulias (Director, Executive Vice President,
     General Counsel and Corporate Secretary)
     515 W. Greens Rd., Houston, TX (4)                               755,583              4.4%
   J. Michael Urban (Vice President and CFO)
     515 W. Greens Rd., Houston, TX (4)                               747,467              4.4%
   Tyrone J. Fairbanks (Director, President and CEO)
     515 W. Greens Rd., Houston, TX (4)                               727,861              4.2%
   J. E. McConnaughy, Jr. (Director)
     515 W. Greens Rd., Houston, TX (3)(4)                            722,141              4.2%
   Barry Feiner (Director)
     515 W. Greens Rd., Houston, TX (4)(5)                            365,266              2.2%
   Martin Lacoff (Director)
     515 W. Greens Rd., Houston, TX (4)                               255,475              1.5%
   All Officers and Directors
   as a group of six persons                                        3,573,793             18.1%
                                                                    =========             ====
(1)	Includes 862,787 shares of common stock which underlie 600,200 stock-purchase warrants exercisable at $3.75 per warrant; 936,334 shares of common stock underlying an equal number of stock-purchase warrants, exercisable at prices of from $1.00 to $3.60 per share; and 666,667 shares of common stock into which Mr. Blank’s 12% Convertible Subordinated Note issued by the Company is convertible.
(2)	The holdings of each Renaissance fund includes 200,000 shares of common stock underlying an equal number of stock-purchase warrants, one-half exercisable at $1.50 and one-half at $2.25.
(3)	Includes 333,333 shares of common stock underlying stock purchase warrants, exercisable at $1.00 each and 333,333 shares of common stock into which his 12% Convertible Subordinated Note issued by the Company is convertible.
(4)	Includes 670,000 shares issuable to Mr. Fairbanks upon the exercise of stock options granted to him under the Company’s various stock option plans, exercisable at prices of from $0.44 to $3.00 per share, and 34,419 shares held by the trustees of the Company’s 401(k) Plan for the benefit of Mr. Fairbanks; an aggregate of 1,648,050 shares issuable upon exercise of stock options granted to other officers and directors under the Company’s various stock option plans, exercisable at prices of from $0.44 to $3.00 per share; 32,467 shares held by the trustees of the Company’s 401(k) Plan for the benefit of Mr. Urban; and 20,000 shares issuable upon the exercise of common stock purchase warrants (at $2.75 per share) issued to Dean W. Drulias on October 16, 1996 and 31,783 shares held by the trustees of the Company’s 401(k) Plan for the benefit of Mr. Drulias.
(5)	All shares shown, except those which underlie stock purchase options granted to Mr. Feiner by virtue of his service as a director, are owned by his wife, Janet Portelly. Mr. Feiner disclaims beneficial ownership of all such securities owned by Mrs. Portelly. The number shown includes 66,667 shares of common stock underlying stock purchase warrants exercisable at $1.00 each and 66,667 shares of common stock into which Mrs. Portelly’s 12% notes issued by the Company are convertible.

EXECUTIVE COMPENSATION

        The following table lists the total compensation paid by the Company to persons who served in the capacity of chief executive officer and to other executive officers who received annual compensation in excess of $100,000 (or at a rate in excess of $100,000) during the periods indicated:

                                SUMMARY COMPENSATION TABLE

                                        Annual Compensation    Long Term Compensation
                                    -------------------------  ----------------------
                                                                Securities Underlying   All Other
 Name and Principal                 Salary    Bonus    Other     Options/Warrants     Compensation
       Position             Year      ($)       ($)     ($)             (#)               ($)
--------------------------  ----    ------    -----    -----   ---------------------- -------------

Tyrone J. Fairbanks .....  2000     183,967     -        -             150,000           6,800
President and CEO          1999     169,367     -     20,855           120,000           4,113
                           1998     164,667  17,500   20,885           100,000           5,000

Dean W. Drulias .........  2000     128,125   2,000      -             150,000           5,481
Executive Vice President   1999     124,100     -        -             120,000           5,000
                           1998     125,000     -        -             150,000           5,000

J. Michael Urban........   2000     123,000   2,000      -             150,000           5,276
Chief Financial Officer    1999     120,000     -        -             120,000           5,000
                           1998     120,000     -        -             150,000           5,000

        “Other”annual compensation includes automobile expenses and loan forgiveness associated with relocation expense, but are shown only if such amounts exceed 10% of the total annual salary and bonus.

        The following table lists the outstanding options and warrants held on December 31, 2000 by Fortune’s executive officers under our stock option plans:

                           AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR
                                     AND FY-END OPTION VALUES

                                                           Number of          Value of Unexercised
                                                      Unexercised Options/    in-the-Money Options/
                                                       Warrants at FY-End      Warrants at FY-End
                    Shares Acquired                       Exercisable/             Exercisable/
Name                 on Exercise     Value Realized     ($)Unexercisable         Unexercisable
---------------------------------------------------------------------------------------------------

J. Michael Urban          -                -              575,000 / 0                  -
Tyrone J. Fairbanks       -                -              570,000 / 0                  -
Dean W. Drulias           -                -              549,800 / 0                  -

Employment Agreement

        The Company has entered into an employment agreement with Tyrone J. Fairbanks, its President and Chief Executive Officer. The agreement provides that if employment is terminated for any reason other than for cause, death or disability within two years following a change in control (which for purposes of his agreement means a change in more than one-third of the Board of Directors following certain special events), Mr. Fairbanks is entitled to receive a single payment equal to two year’s compensation and all shares of common stock subject to stock options then held by him without payment of the exercise price therefor. Mr. Fairbanks’ agreement also provides for two (2) years of consulting services upon the completion of the primary term of his contract at forty percent (40%) of the last compensation thereunder. Mr. Fairbanks’ employment agreement currently provides for an annual salary of $184,000 and additional compensation, in an amount not to exceed his annual salary, based upon the increase in the value of the Company’s stock. Mr. Fairbanks’ employment contract is evergreen, expiring six months following notice that the contract will not be extended further. As part of the relocation of the Company’s headquarters to Houston, Fortune provided Mr. Fairbanks with an incentive relocation package to facilitate his move. The package consisted of a payment by the Company of Mr. Fairbanks’ moving expenses, a nonrecourse, unsecured loan in the amount of $80,000 bearing interest at the rate of 6% per annum, with $20,000 of such loan forgiven in each of four consecutive years beginning in 1996, and a secured recourse loan in the amount of $70,000 also bearing interest at the rate of 6% per annum, payable interest only for two years with a $35,000 principal payment due on each of the second and third anniversary dates of the loan. The nonrecourse loan has been entirely forgiven and the recourse loan has been repaid in full.

Stock Options

        Fortune has two Stock Option Plans. Both plans cover officers, employees and directors of the Company. Awards are made by the Board of Directors upon recommendations of its Compensation Committee. There is no performance formula or measure for determining the grant of options. All options granted must be exercised within five years of the date of grant or they are forfeited.

        Options have been granted and remain outstanding as follows: (1) under the 1993 plan, options to purchase 390,750 shares at from $1.88 to $3.00 per share in 1997 and (2) under the 1998 plan, options to purchase 508,800 shares in 1998 and 477,000 shares in 1999, each at $1.56 per share, options to purchase 720,000 shares at from $0.53 to $1.16 per share in 2000, and options to purchase 745,000 shares at $0.44 per share in 2001.

        The following table shows the grants of stock options during 2000 to each of the executives named in the Summary Compensation Table.

                             OPTIONS GRANTS IN 2000

                                               Individual Grants
                       ---------------------------------------------------------------
                                                                                     Potential Realizable
                                                                                       Value At Assumed
                        Number of      % of Total                                       Annual Rates Of
                        Securities       Options                                   Stock Price Appreciation
                        Underlying     Granted to                                        For Option Term
                      Options      Employees in  Exercise or Base     Expiration     -----------------
     Name                Granted      Fiscal Year      Price ($/Sh)         Date           5%       10%
-------------------   ------------  --------------   -------------   ----------------   -------   -------

Tyrone J. Fairbanks(1)   150,000         22.2%           1.16       January 26, 2005   $29,000   $83,000
Dean W. Drulias(1)       150,000         22.2%           1.16       January 26, 2005   $29,000   $83,000
J. Michael Urban(1)      150,000         22.2%           1.16       January 26, 2005   $29,000   $83,000

        (1) Each individual was also granted, on March 1, 2001, options to purchase 180,000 shares of the Company’s common stock at an exercise price of $0.44 per share.

        In the event of a change in control of the Company which is not approved by the board of directors, the shares of common stock subject to options granted to all officers, directors, and employees under the Company’s stock option plans will be issued to them upon payment of the par value of such shares.

        On January 12, 1995 Fortune reduced the exercise price of all options granted in 1991, 1993, 1994 and 1995 that were held by employees and directors on that date. The repricing included options held by one executive officer as follows:

                      TEN-YEAR OPTION REPRICINGS

                                                                                                 Length of
                                   Securities                                                    original
                                   underlying                                                   option term
                                    number of    Market price of       Exercise        New        remaining
                                    options     stock at time of    price at time    exercise    at date of
Name and Position         Date      repriced       repricing          of repricing     price      repricing
---------------------    -------   ---------    ----------------    -------------    --------    -----------

President  and CEO --
 Tyrone J. Fairbanks     1/12/95     10,000          $1.75              $6.00          $2.75       2.1 years
 Tyrone J. Fairbanks     1/12/95     22,500          $1.75              $5.00          $2.75       4.1 years
 Tyrone J. Fairbanks     1/12/95     78,900          $1.75              $5.48          $2.75       4.1 years
 Tyrone J. Fairbanks     1/12/95    105,599          $1.75              $6.03          $2.75       5.0 years

        During the ten-year period ended December 31, 2000, no other options held by executive officers were repriced or amended. All options reflected in this table expired unexercised.

Retirement Plan

        During 1996, the Company adopted the Fortune Natural Resources Corporation 401(k) Profit Sharing Plan for its eligible employees. Under the plan, all employees who have attained age 21 and three months of service are permitted to make salary deferrals up to the lesser of 15% of their annual compensation or the maximum allowable by law. In 2000, salary deferrals were matched by the Company on 100% of the first 3% employee salary deferrals and 50% on the next 2% of employee salary deferrals, subject to IRS limitations. Matching contributions are 100% vested after two years of service with the Company. Salary deferrals are 100% vested at all times. The Company does not make profit-sharing contributions to the plan. Messrs. Drulias and Urban are the trustees of the plan.

        For the 2000 plan year, the Company’s matching contribution was $24,000, all of which was paid in shares of common stock. The amounts to be contributed to the plan as matching contributions for executives of the Company are shown in the Summary Compensation Table set forth above.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Fortune’s Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The committee is comprised of two independent, nonemployee directors and one director who is an officer of the Company. The committee strives to set an executive compensation program which emphasizes both business performance and shareholder value. It attempts to do this by attracting, rewarding, and retaining qualified and productive individuals, tying compensation to both Company and individual performance, ensuring competitive and equitable compensation levels, and fostering executive stock ownership. The committee also relies on recommendations from the Company’s management regarding executive compensation levels.

        The committee reviews each management employee’s salary annually. In determining an appropriate salary level, the committee considers the level and scope of responsibility, experience, individual performance, an evaluation of the Company’s performance, and pay practices among similar companies in the industry. There are no specific performance or other criteria assigned to any of these measurements.

        Fortune does not currently implement any annual incentive compensation plan but, as discussed below, has adopted incentives as a component of the compensation of its Chief Executive Officer. The Company’s long term incentive philosophy is that compensation should be related to an improvement in shareholder value, thereby creating a mutuality of interest with the Company’s stockholders. In furtherance of this objective, the Company awards its executive officers stock options, the objective being to provide a competitive total long-term incentive opportunity.

        The committee believes that the Company’s shareholder-approved stock option plan is compatible with shareholder interest in that it encourages executives to maintain a long-term equity interest in the Company. The provisions of the plan are also consistent with prevailing practices in the oil and gas industry. The committee is currently reviewing ways in which both the award of options and their exercise may be tied more closely to the performance of the Company’s stock.

        Mr. Fairbanks’ salary as Chief Executive Officer was set at $150,000 shortly after he assumed that position in June 1994. His base salary was increased to $160,000 in June 1997, at which time the Company incorporated an annual cost-of-living escalator and an incentive component into his employment agreement. This incentive provides for an annual bonus based upon the increase, if any, in the Company’s stock price as determined in May of each year. Such bonus cannot exceed the amount of Mr. Fairbanks’ annual salary. No such bonus was earned in 2000. Mr. Fairbanks’ current salary is $184,000. There are no other performance-based criteria which may be relied upon to either increase or diminish his annual salary.

        Messrs. Feiner, McConnaughy and Drulias serve on the Company's Compensation Committee. Each has specifically concurred in the foregoing report.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is composed of Messrs. McConnaughy, Feiner, and Lacoff, all of whom meet the independence and experience requirements promulgated by the National Association of Securities Dealers. The committee’s responsibilities are set out in a written charter which was adopted by the board on January 11, 2001 and which is attached to this proxy statement.

        The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2000 with management and with Grant Thornton LLP (“Grant”), the Company’s independent auditors. The Audit Committee has discussed with Grant matters relating to the conduct of the audit as required by the relevant statements on auditing standards, has received from Grant the written disclosures and letter required by the relevant independence standards, and has discussed with Grant its independence in these matters. Based upon the Committee’s review of the Company’s audited financial statements and the review and discussions described above, the Committee has recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2000 be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

        Each of the members of the Audit Committee has specifically concurred in the foregoing report.

PERFORMANCE GRAPH

        The following performance graph compares the performance of Fortune’s common stock to the AMEX Market Value Index and the S&P Oil and Gas (Exploration & Production) Index for the five years ended December 31, 2000. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1995, and that all dividends were reinvested. Although the Company’s AMEX listing was terminated August 6, 1999, the Company’s performance is reflected in comparison to the AMEX index both to provide continuity with prior years and in the Company’s belief that such comparison remains a fair reflection of companies with comparable market capitalizations to that of Fortune.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*
AMONG FORTUNE NATURAL RESOURCES CORPORATION, THE AMEX MARKET VALUE INDEX
AND THE S & P OIL & GAS (EXPLORATION & PRODUCTION) INDEX

$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Dec-95
Dec-96
Dec-97
Dec-98
Dec-99
Dec-00
$ 131
$ 160
$ 164
$ 78
$ 53
$ 8
FPX
AMEX Index
S&P Oil and Gas Index

*	$100 Invested on December 31, 1995 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors selected Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2001, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Its representatives are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        Shareholder ratification of the selection of Grant Thornton LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or otherwise. The Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

OTHER MATTERS

        The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and employees of the Company by telephone, telegraph, or facsimile. Stockholder proposals for the 2002 annual meeting of stockholders must be received no later than January 11, 2002 at the Company’s executive office, 515 West Greens Road, Suite 720, Houston, Texas 77067, Attention: Corporate Secretary.

        Management knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

By order of the Board of Directors,

Dean W. Drulias Secretary

Houston, Texas
May 11, 2001

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.        AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

  Monitor the integrity of Fortune’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  Monitor the independence and performance of Fortune’s independent auditors.

  Provide an avenue of communication among the independent auditors, management and the Board of Directors.

  Assist the Company in complying with legal and regulatory requirements which relate to the Company’s audit function.

The Audit Committee has the authority to conduct any investigation it deems appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the Company. In carrying out its investigative functions, the Company’s Audit Committee may retain such legal, accounting, or other consultants as it may deem advisable, provided, however, that it shall advise the Company’s chief financial officer in advance of committing to any expenditure which is reasonably expected to exceed $2,500.

II.        AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be nonexecutive directors, free from any relationship that, in the Board’s sole opinion, would interfere with the exercise of his or her independent judgment. The Board may appoint directors to the Audit Committee who have current or past business relationships with Fortune, provided that a majority of the members of the Committee do not derive more than 10% of their income from such business relationships with Fortune while they serve on the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. To the extent practicable, and as determined in the Board’s sole discretion, at least one member of the Committee shall have accounting or related financial management experience. The Board shall consider prior or current experience as a President, CEO or CFO of a business with in excess of $0.5 million of revenues to qualify as accounting or related financial management experience. The qualification of Committee members with respect to their independence and accounting and financial understanding shall be at the Board’s sole discretion.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times each year. The meeting may be accomplished either by a conference call or in person at the Committee’s discretion. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet in person at least annually with financial management and the independent auditors to discuss any matters that the Committee or these groups believe should be discussed. In addition, the Committee or its Chair should communicate with financial management and the independent auditors quarterly to review Fortune’s financial statements and significant findings based upon the auditors limited review procedures. The meeting with the independent auditors need not be prior to filing the 10-Q unless so requested by the Committee, its Chair or the independent auditors. At the invitation of the Committee, members of management may attend these meetings.

III.        AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

  Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

  Review Fortune’s annual audited financial statements prior to filing. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

  In consultation with the management and the independent auditors, consider the integrity of Fortune’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

  Review with financial management and the independent auditors Fortune’s quarterly financial results prior to the release of earnings and/or Fortune’s quarterly financial statements prior to filing. Discuss any significant changes to Fortune’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

  Approve the fees and other significant compensation to be paid to the independent auditors.

  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships the auditors have with Fortune that could impair the auditors’ independence.

  Discuss with the independent auditors their general audit approach.

  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss with the auditors the matters that are required by AICPA SAS 61 to be communicated by the auditors to the audit committees. For convenience, the SAS 61 discussion may take place after the financial statements are released unless otherwise requested by the Committee or the independent auditors.

  Consider the independent auditors’ judgments about the quality and appropriateness of Fortune’s accounting principles as applied in its financial reporting.

Legal Compliance

  On an annual basis, or more often if warranted, review with Fortune’s counsel any legal matters that could have a significant impact on the organization’s financial statements, Fortune’s compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in Fortune’s annual proxy statement. The report should state that the Audit Committee has:
  reviewed and discussed the audited financial statements with management;

  discussed with the independent auditors the matters required to be discussed by SAS 61; and

  received certain disclosures from the auditors regarding their independence as required by the Independent Standards Board Statement No. 1.
The report should also include a statement that, based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K (or KSB, as applicable). If the Audit Committee is unable to make this statement, it will immediately discuss its reasons with the Board so that the appropriate actions can be taken.
  Assist management in preparing the SEC required disclosure in Fortune’s annual proxy statement with respect to the independence of Audit Committee members.

  Perform any other activities consistent with this Charter, Fortune’s By-laws and governing law, as the Committee or the Board deems appropriate.

  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY CARD

PROXY

FORTUNE NATURAL RESOURCES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - JUNE 19, 2001

        The undersigned stockholder(s) of Fortune Natural Resources Corporation ("Fortune") hereby nominates, constitutes and appoints Dean W. Drulias and Tyrone J. Fairbanks, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Fortune Natural Resources Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fortune to be held at 8:30 a.m. on Tuesday, June 19, 2001 at the company's offices, located at 515 W. Greens Rd., Suite 720, Houston, Texas and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

  To elect two members of the Board of Directors.
AUTHORITY GIVEN to vote for all nominees (except as marked to the contrary below). / /	WITHHOLD AUTHORITY to vote for all nominees / /

Martin Lacoff	John E. McConnaughy, Jr.
  To ratify the selection of Grant Thornton LLP as independent auditors for the fiscal year ending December 31, 2001.
/ / FOR	/ / AGAINST	/ / ABSTAIN
  To transact such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1 AND A VOTE“FOR” PROPOSAL 2. THE PROXY CONFERS AUTHORITY TO VOTE, AND SHALL BE VOTED, “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR” PROPOSAL 2, UNLESS “WITHHOLD AUTHORITY”, “AGAINST”, OR “ABSTAIN” IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Dated:________________________________

_____________________________________ (Signature of Stockholder)

_____________________________________ (Please Print Name)

_____________________________________ (Signature of Stockholder)

_____________________________________ (Please Print Name)

I/WE DO EXPECT TO ATTEND THE MEETING /   /
I/WE DO NOT EXPECT TO ATTEND THE MEETING /   /